Exhibit 10.36

SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE

This Separation and Consulting Agreement and General Release (hereafter “Agreement”) is entered into as of this 3rd day of February, 2006, between Russell D. Phillips, Jr. (the “Executive”), and Alliance Imaging, Inc. (the “Company”), effective eight days after the Executive’s signature (the “Effective Date”), unless he revokes his acceptance as provided in Paragraph 6(c), below.

WHEREAS, the Executive was the General Counsel of the Company, pursuant to an Employment Agreement entered into as of April 29, 1998 (the “Employment Agreement”);

WHEREAS, the Executive tendered his resignation, and the Company accepted such resignation effective as of February 3, 2006 (the “Resignation Date”);

WHEREAS, the Executive was granted options to purchase common stock of the Company in the amounts and at the strike prices reflected on Exhibit A hereto;

WHEREAS, the Company wishes to secure certain consulting services from the Executive following the Resignation Date, and the Executive is willing to provide such services, pursuant to terms set forth in this Agreement;

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1.                                       Resignation of Employment.  The Executive hereby confirms his resignation of all positions that the Executive held as an officer of the Company and all subsidiaries of the Company, all positions that the Executive held on the Board of Directors of the Company and on the Boards of Directors of any of the Company’s subsidiaries, all positions held with respect to employee benefit plans of the Company and its subsidiaries (including membership on the Administrative Committee of the Company’s 401(k) plan) and all Board of Directors and similar positions with the Company’s and its subsidiaries’ joint venture entities (whether consolidated or unconsolidated); and the Company, on behalf of itself and such other entities, confirms its acceptance of such resignations, effective as of the Resignation Date.  The Executive further confirms his resignation of his employment with the Company effective on the Resignation Date.

2.                                       Payment of Accrued Wages and Expenses.  On or before the Resignation Date, the Company shall pay to the Executive an amount equal to all accrued wages through the Resignation Date, including accrued vacation, less applicable withholding.

3.                                       Consulting Services.  For the period commencing on the Resignation Date and ending December 31, 2006 (the “Consulting Period”), the Executive shall make himself available to the Company, as the Company may request, pursuant to the terms of this Paragraph 3, as a consultant.

(a)                                  The Executive shall provide up to five (5) hours per month of consulting services, consisting of responding by telephone, at such times as do not interfere with the Executive’s other work duties, to factual questions and questions related to legal advice previously provided by the Executive to the Company (the “Consulting Services”).  The Company shall not request that the Executive provide any new legal advice.  Any consulting services in excess of five (5) hours per month shall be provided at a rate of $250 (two hundred fifty dollars) per hour, at such dates and times as are mutually agreed upon by the Executive and the Company.

(b)                                 Consulting Services may be requested by only the following Company officers:  (i) the Chairman and Chief Executive Officer, (ii) the President and Chief Operating Officer, (iii) the interim General Counsel or General Counsel, (iv) the Chief Financial Officer, and (v) the Controller.

4.                                       Payments to the Executive.  In consideration of the Executive’s services as a consultant, for the release provided by the Executive herein, and in full satisfaction of all claims that the Executive may have for bonus compensation for the year ending December 31, 2005, the Company shall pay to the Executive $75,000 (seventy-five thousand dollars), less all required taxes and other withholding authorized by the Executive, in three equal installments of $25,000 (twenty-five thousand dollars).  The first installment shall be paid no later than five (5) days following the Effective Date.  The second installment shall be paid three (3) months after payment of the initial installment.  The final installment shall be paid six (6) months after payment of the initial installment.  In addition, the Company shall reimburse the Executive within five (5) days following his submission of an invoice for legal services in connection with his separation from the Company and this Agreement; provided, that the Company’s reimbursement obligation pursuant to this sentence shall be capped at $5,000.

5.                                       Stock Options.  By grants dated March 1, 1999, November 2, 1999, January 16, 2002, January 15, 2003, January 5, 2004 and January 3, 2005, the Executive was granted options to purchase 207,000 (two hundred seven thousand) shares of Company common stock.  As of the Resignation Date, the Executive will be vested in options to purchase 146,000 (one hundred forty-six thousand shares) of Company common stock (the “Vested Options”), at the strike prices set forth in the Notices of Grant, the applicable Stock Option Agreements, and Exhibit A to this Agreement.  The Executive shall have 90 (ninety) days following the Resignation Date in which to exercise his Vested Options.  All Vested Options not exercised within 90 (ninety) days of the Resignation Date, and all options granted to the Executive, but not vested as of the Resignation Date, shall expire by their terms.  Except as expressly provided herein, the Executive’s rights with respect to the stock options granted to him shall be governed by the terms of the application Stock Options Agreements and Stock Option Plans.  The Executive covenants that his sale of shares of Company common stock shall be made in accordance with all applicable federal and state securities laws.

6.                                       General Release of Claims by the Executive.

(a)                                  The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment by the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

(1)                                  Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(2)                                  Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(3)                                  Claims to any benefit entitlements vested as the date of separation of employment, pursuant to written terms of any Company employee benefit plan;

(4)                                  The Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure any damages for alleged discriminatory treatment; and

(5)                                  Claims for breach of the Company’s obligations under this Agreement.

(6)                                  Claims for director and officer indemnification and insurance coverage pursuant to the Company’s and its subsidiaries’ charter documents, the indemnification agreement between the Company and the Executive, and coverage under all applicable policies of director and officer liability insurance.

(b)                                 THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)                                  The Executive agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(1)                                  This Paragraph 6(c), and this Agreement are written in a manner calculated to be understood by him.

(2)                                  The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which he signs this Agreement.

(3)                                  This Agreement provides for consideration in addition to anything of value to which he is already entitled.

(4)                                  The Executive has been advised to consult an attorney before signing this Agreement.

(5)                                  The Executive has been granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement.  If he executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(6)                                  The Executive has the right to revoke this general release within seven (7) days of signing this Agreement.  In the event this general release is revoked, this Agreement will be null and void in its entirety, and he will not receive any of the benefits of this Agreement.

If Executive wishes to revoke this agreement, Executive shall deliver written notice stating his intent to revoke this Agreement to Paul Viviano, Chairman and Chief Executive Officer, on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Agreement.

7.                                       Company’s Release of Claims.

(a) The Company, on behalf of itself and all predecessors, successors and, with respect to derivative claims or other claims that may be brought for the benefit of or through the Company only, on behalf of all parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, shareholders, general or limited partners, attorneys, agents and representatives, voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all Claims which it or they may have against the Executive as the result of his employment or the resignation of his employment or service in any other capacities at the request of the Company or its subsidiaries.  Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company or any such other entity against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement, or as a result of any illegal acts or acts constituting fraud or intentional misconduct.

(b)  THE COMPANY ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

8.                                       Nondisparagement.  The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees or business.

The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about the Executive.  The Company’s Chief Executive Officer agrees to provide upon request mutually agreeable written references.

9.                                       Cooperation.  The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company or any government agency may conduct (it being understood that time devoted to cooperation pursuant to this Paragraph 9 shall count against the obligation to provide consulting services pursuant to Paragraph 3(a)).  Following the expiration of the Consulting Period, any time devoted to cooperation shall be provided at the rate of $250 (two hundred fifty dollars) per hour, and at such times and dates as are mutually agreed upon by the Executive and the Company. The Company shall reimburse the Executive for all expenses reasonably incurred by him in compliance with this Paragraph 9.  Notwithstanding the foregoing, the Company shall have no obligation to pay the Executive for time spent and expenses incurred by the Executive in any pending or future litigation, arbitration or investigation where the Executive is a co-defendant or party to the arbitration or litigation, or a target of the investigation.

10.                                 Executive’s Representations and Warranties.  The Executive represents and warrants that:

(a)                                  During the course of the Executive’s employment, he did not sustain any injuries for which he might be entitled to compensation pursuant to California’s Workers Compensation law;

(b)                                 The Executive has not made any disparaging comments about the Company, nor will he do so in the future; and

(c)                                  The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he do so in the future (with respect to matters that are within the scope of the release provided in Paragraph 6(a)), except as specifically allowed by this Agreement.

11.                                 Confidential Information; Return of Company Property.

(a)                                  The Executive hereby expressly confirms his obligations to the Company to maintain the confidentiality of the Company’s trade secrets and other proprietary information.

(b)                                 The Executive shall deliver to the Company within 5 (five) business days of the Resignation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of the Executive or his agents or representatives.

(c)                                  The Executive shall return to the Company within 5 (five) business days of the Resignation Date all equipment of the Company in his possession or control, except that the Executive may retain the Company computer, and any ancillary Company equipment currently installed at the Executive’s home.

12.                                 Taxes.  To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

13.                                 In the Event of a Claimed Breach.  All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in Los Angeles, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within 14 (fourteen) days after the filing party has given notice of such breach to the other party.  The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Paragraph 11(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Paragraph 11(a) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

14.                                 Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

15.                                 Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed to the party receiving notice at the last address and facsimile number provided to the sending party.

16.                                 Severability.  Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.  This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

17.                                 Understanding and Authority.  The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

18.                                 Integration Clause.  This Agreement contains the entire agreement of the parties with regard to the separation of the Executive’s employment, and supersedes any prior agreements as to that matter. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer.

 19.                              Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

RUSSELL D. PHILLIPS, JR.		COMPANY

/s/ Russell D. Phillips, Jr.		/s/ Paul Viviano
By: Paul Viviano

Title: Chairman and Chief Executive Officer

Date	January 26, 2006	Date	January 26, 2006

EXHIBIT A

Alliance Imaging, Inc.

Options Outstanding and Vested for Russell D. Phillips, Jr.

As of February 3, 2006

Grant	Options	Options	Exercise
Date	Outstanding	Vested	Price

3/1/99	42,500	42,500	$2.20

11/2/99	49,500	49,500	$5.60

1/16/02	35,000	28,000	$10.65

1/15/03	40,000	20,000	$5.19

1/5/04	20,000	5,000	$3.67

1/3/05	20,000	1,000	$12.35

	207,000	146,000